Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2018 Earnings Release
July 30, 2018

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2018 Results
Cat Financial reported second-quarter 2018 revenues of $723 million, an increase of $47 million, or 7 percent, compared with the second quarter of 2017. Second-quarter 2018 profit was $71 million, a $43 million, or 38 percent, decrease from the second quarter of 2017.
The increase in revenues was due to a $35 million favorable impact from higher average financing rates and a $26 million favorable impact from higher average earning assets, partially offset by a $14 million unfavorable impact from lower lending activity with Caterpillar.
Profit before income taxes was $100 million for the second quarter of 2018, compared with $164 million for the second quarter of 2017. The decrease was primarily due to an $86 million increase in provision for credit losses, partially offset by a $12 million increase in net yield on average earning assets and a $12 million favorable impact from higher average earning assets.
The provision for income taxes reflects an estimated annual tax rate of 24 percent in the second quarter of 2018, compared with 30 percent in the second quarter of 2017. The decrease in the estimated annual tax rate is primarily due to the reduction in the U.S. corporate tax rate beginning January 1, 2018, along with changes in the geographic mix of profits.
During the second quarter of 2018, retail new business volume was $3.56 billion, an increase of $863 million, or 32 percent, from the second quarter of 2017. The increase was primarily driven by higher volume in Asia/Pacific, North America and Europe, partially offset by a decrease in Caterpillar Power Finance.
At the end of the second quarter of 2018, past dues were 3.16 percent, compared with 2.71 percent at the end of the second quarter of 2017. Write-offs, net of recoveries, were $80 million for the second quarter of 2018, compared with $26 million for the second quarter of 2017. The increase in write-offs, net of recoveries, was primarily driven by a small number of customers in the Caterpillar Power Finance portfolio and recent collection experience in the Latin America portfolio.

As of June 30, 2018, the allowance for credit losses totaled $416 million, or 1.48 percent of finance receivables, compared with $403 million, or 1.45 percent of finance receivables at March 31, 2018. The allowance for credit losses at year-end 2017 was $365 million, or 1.33 percent of finance receivables.
"Despite continued weakness in the Cat Power Finance and Latin America portfolios, we are pleased with the performance of our core asset portfolio and the growth of our business," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team remains focused on executing our strategy to help Caterpillar customers and dealers succeed through financial services solutions."
For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2018 VS. SECOND-QUARTER 2017
(ENDED JUNE 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2018	2017	CHANGE
Revenues	$723	$676	7%
Profit Before Income Taxes	$100	$164	(39)%
Profit (excluding profit attributable to noncontrolling interests)	$71	$114	(38)%
Retail New Business Volume	$3,555	$2,692	32%
Total Assets at June 30 and December 31, respectively	$34,089	$33,160	3%

SIX-MONTHS 2018 VS. SIX-MONTHS 2017
(ENDED JUNE 30)
(Millions of dollars)

	2018	2017	CHANGE
Revenues	$1,413	$1,338	6%
Profit Before Income Taxes	$224	$331	(32)%
Profit (excluding profit attributable to noncontrolling interests)	$162	$229	(29)%
Retail New Business Volume	$6,097	$5,032	21%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, disruptions in the global financial and credit markets, and changes in laws, regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed on February 15, 2018 with the Securities and Exchange Commission for the fiscal year ended December 31, 2017, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.